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                                                                       EXHIBIT 5


                            STOCK PURCHASE AGREEMENT
                                     BETWEEN
           HEARTLAND ADVISORS, INC., ON BEHALF OF HEARTLAND VALUE FUND
                                       AND
                         MANORCARE HEALTH SERVICES, INC.

                                INVOLVING SHARES
                                       OF
                              IN HOME HEALTH, INC.
                                 (JUNE 28, 2000)

         This STOCK PURCHASE AGREEMENT (the "Agreement") dated June 28, 2000, between Heartland Advisors, Inc. ("Heartland") in its capacity as investment advisor for and on behalf of the Heartland Value Fund (the "Fund"), a duly designated mutual fund series of Heartland Group, Inc. ("Heartland Group"), a Maryland corporation and a registered open-end series investment company under the Investment Company Act of 1940, with its principal place of business in Milwaukee, Wisconsin, and ManorCare Health Services, Inc., a Delaware corporation (the "Buyer") with its principal place of business in Toledo, Ohio.

         WHEREAS, Heartland desires to sell, and Buyer desires to purchase four hundred fifty-four thousand four hundred one (454,401) shares (the "Shares") of the common stock, par value $0.01 per share, of In Home Health, Inc., a Minnesota corporation ("Issuer"), on the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, as of the date of this Agreement, the Fund owned in excess of five percent (5%) of the outstanding voting securities of the Issuer causing the Issuer to be deemed to be an "affiliated person" of Heartland Group under
Section 17(a) of the Investment Company Act of 1940 (the "Act") governing transactions among such "affiliated persons" as such term is defined under the Act ("Affiliated Person"); and

         WHEREAS, as of the date of this Agreement, the Buyer owns in excess of twenty-five percent (25%) of the Issuer causing the Buyer to be with respect to the Issuer both an "affiliated person" under Section 17(a) of the Act and a "control person" under Section 2(a)(9) of the Act.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1. PURCHASE AND SALES OF SHARES; CLOSING.

         (a) PURCHASE AND SALE. Upon the terms and subject to the conditions set forth herein, the Buyer agrees to purchase from Heartland, and Heartland agrees to sell,





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transfer, assign and deliver to the Buyer, all of the Shares free and clear of all Liens (as hereinafter defined). In connection with the sale of the Shares, Heartland agrees to execute and deliver against payment of the Purchase Price by Buyer as provided herein, such agreements and instruments as shall be necessary or advisable to transfer and assign the Shares to Buyer and to vest in Buyer all legal and beneficial ownership thereof, including, without limitation, (i) one or more assignments separate from certificates (each with a Medallion signature guarantee), and (ii) an irrevocable proxy granting to Buyer the right to vote the Shares subject to the closing of the transactions contemplated by this Agreement prior to exercise thereof.

         (b) PURCHASE PRICE. The purchase price for the Shares is Three Dollars and Thirty-Seven and One-Half Cents ($3.375) per share, for an aggregate purchase price of One Million Five Hundred Thirty-Three Thousand Six Hundred Three Dollars and Thirty-Eight Cents ($1,533,603.38) (the "Purchase Price") which shall be paid by Buyer by wire transfer of immediately available funds as follows:

         Bank:                   Firstar Bank Milwaukee, N.A.
         ABA No.:                075000022
         For Credit to Account:  112-950-027
         For Credit to:          Firstar/Heartland Value Fund - A/C 00002042800
         Attention:              Accounting Department

         Buyer hereby agrees that in the event Buyer commences a cash tender offer for all of the shares of Issuer common stock within ninety (90) days following the date of this Agreement, Buyer shall, upon the closing of the purchase by Buyer of any shares of Issuer common stock tendered pursuant thereto, pay to Heartland the amount, if any, by which the purchase price per share for such tendered shares exceeds $3.375, multiplied by 454,401.

         (c ) CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on the date hereof (the "Closing Date"). With respect to the payment of the Purchase Price, Firstar Bank Milwaukee, N.A. shall promptly notify Heartland of its receipt of the Purchase Price. Immediately following Heartland's receipt of such notice from Firstar Bank Milwaukee, N.A. ("Firstar"), Heartland shall instruct Firstar to deposit the Shares with the Depository Trust Company ("DTC") to allow the trade to settle normal-way through DTC electronic settlement and for the Shares to be transferred to Buyer's account at:

         Brokerage Firm:            Merrill Lynch & Co.
         For Credit to:             ManorCare Health Services, Inc.
         Account Name:              HCR Manor Care
         Account No.:               543-08B55
         DTC No.:                   5198

         2. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents




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and warrants to Heartland that:

         (a) For the purpose of determining the availability of the exemption provided by Rule 17a-6 promulgated under Section 17(a)(2) of the Act, which otherwise prohibits an Affiliated Person, or an affiliated person of such person, from knowingly purchasing from the Fund any security or other property (except securities of which the seller is the issuer), the Buyer is not:

                  (i) an officer, director, employee, investment adviser, member of an advisory board, depositor, promoter of or principal underwriter for Heartland Group, or

                  (ii) a person directly or indirectly controlling Heartland Group, or

                  (iii) a person directly or indirectly owning, controlling, or holding with power to vote 5 percent or more of the outstanding voting securities of Heartland Group, or

                  (iv) a person directly or indirectly under common control with Heartland Group.

         (b) (i) This Agreement (A) has been duly and validly authorized, executed, and delivered by Buyer and (B) is the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, except that such enforceability against Buyer may be limited by bankruptcy, insolvency, or other similar laws of general applicability affecting the enforcement of creditors' rights generally and by the Court's discretion in relation to equitable remedies; and

                  (ii) no notice to, registration with, consent or approval of, or any other action by, any other person, governmental authority or other entity is required for Buyer to execute, deliver, and perform his obligations under this Agreement.

         3. REPRESENTATIONS AND WARRANTIES OF HEARTLAND. Heartland represents and warrants to the Buyer that:

         (a) Heartland (i) is duly organized and validly existing under the laws of its jurisdiction of organization or incorporation, (ii) is in good standing under such laws, and (iii) has full power and authority to execute, deliver, and perform its obligations under this Agreement. The Fund is a duly designated and existing mutual fund series of the Heartland Group.

         (b) Heartland's execution, delivery, and performance of this Agreement has not resulted, and, will not result, in a breach of any provision of (i) Heartland's organizational documents, (ii) any statute, law, writ, order, rule, or regulation of any governmental authority applicable to Heartland, (iii) any judgment, injunction, decree or determination applicable to Heartland, or (iv) any contract, indenture, mortgage, loan



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agreement, note, lease or other instrument by which Heartland may be bound or to which any of the assets of Heartland are subject, in each case as in effect as of the Closing Date.

         (c) (i) This Agreement (A) has been duly and validly authorized, executed, and delivered by Heartland and (B) is the legal, valid, and binding obligations of Heartland, enforceable against Heartland in accordance with its terms, except that such enforceability against Heartland may be limited by bankruptcy, insolvency, or other similar laws of general applicability affecting the enforcement of creditors' rights generally and by the court's discretion in relation to equitable remedies; and

             (ii) No notice to, registration with, consent or approval of, or any other action by, any relevant governmental authority or other entity is or will be required for Heartland to execute, deliver, and perform its obligations under, this Agreement.

         (d) The Fund is the sole legal and beneficial owner of, and has good title to, the Shares, free and clear of any mortgages, claims, liens, rights of first refusal or similar rights, security interests, options, pledges or encumbrances of any kind whatsoever (collectively, "Liens") and the Shares are not subject to any prior sale, transfer or assignment.

         (e) No broker, finder, or other entity acting under Heartland's authority is entitled to any broker's commission or other fee in connection with the transactions contemplated by this Agreement for which Buyer could be responsible. If a broker, finder, or other entity acting under Heartland's authority was involved in this transaction, Heartland represents and warrants that such broker, finder, or other entity was and is the representative of Heartland, not of Buyer; that such broker, finder, or other entity had no authority to make any statements on behalf of Buyer; that Heartland had the opportunity to review all documentation independently of such broker, finder, or other entity; that Heartland has no recourse against Buyer for any misstatements that may have been made by such broker, finder or other entity; and that Heartland is solely responsible for any fees due to such broker, finder, or other entity arising out of this transaction.

         (f) Heartland:

                  (i) is a sophisticated investor with respect to the sale of the Shares, and

                  (ii) has independently and without reliance upon Buyer, and based on such information as Heartland has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that Heartland has relied upon Buyer's express representations and warranties contained in Section 2 of this Agreement. Heartland acknowledges that Buyer has not given Heartland any investment advice, credit information, or opinion on whether the sale of the Shares is prudent.

         (g) Except for the foregoing express warranties, Heartland makes no representations or warranties, whether express, implied or otherwise, and hereby expressly disclaims the existence of any such representations or warranties. Heartland's






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liability for any breach of a representation or warranty made by it in this agreement and for any indemnification obligation pursuant to Section 5 of this Agreement shall be limited in all events to a maximum amount equal to the Purchase Price.

         4. RELIANCE ON AND SURVIVAL OF REPRESENTATIONS. All agreements, representations and warranties of each party hereto shall survive the execution and delivery of this Agreement for a period of one (1) year following the Closing Date.

         5. INDEMNIFICATION. Subject, in the case of Heartland, to the limitation on its liability set forth in Section 3 of this Agreement, each party hereto agrees to defend, indemnify and hold harmless the other party (the "Indemnified Party") from and against, and to reimburse the Indemnified Party with respect to, all liabilities, losses, costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements, asserted against or incurred by such Indemnified Party by reason of, arising out of, or in connection with any material breach of any representation or warranty contained in this Agreement or in connection with the transactions contemplated hereby. An Indemnified Party shall give prompt notice to the other party of any claim for indemnification arising under this Section 5. The indemnifying party shall have the right to assume and to control the defense of any such claim with counsel reasonably acceptable to the Indemnified Party, at the indemnifying party's own cost and expense, including the cost and expense of reasonable attorneys' fees and disbursements in connection with such defense.

         6. NOTICES. All notices and other communications required or permitted to be given hereunder shall be in writing, and delivered personally or by commercial messenger service; sent by registered or certified first class postage prepaid mail, return receipt requested; by telegram; by telecopy/facsimile (confirmed by first class postage prepaid mail); or by a nationally recognized overnight air carrier, in each case addressed as follows:

                  If to Heartland:

                        Heartland Advisors, Inc.
                        789 N. Water Street
                        Milwaukee, Wisconsin 53202
                        Attention:  Jilaine H. Bauer, Esq.
                        Telecopier No.:  (414) 977-8727

If to the Buyer:        ManorCare Health Services, Inc.
                        333 N. Summit Street
                        Toledo, Ohio  43604
                        or
                        P.O. Box 10086
                        Toledo, OH  43699-0086
                        Attention:  David K. Nees, Esq.


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                        Telecopier No.  (419) 252 -5599

or to such other address or telecopier number as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any notice, request or communication hereunder shall be deemed to have been given (a) on the day on which it is delivered personally or by commercial messenger service to such party at its address specified above, (b) if sent by mail, on the third business day after the day it is deposited in the mail, postage prepaid, (c) if sent by telegram, when it is delivered to the telegraph company, addressed as aforesaid, (d) if telecopied to such party at the telecopier number (and confirmed) as specified above, on the day it is transmitted, or (e) if sent by overnight carrier, on the business day next following its dispatch.

         7. WAIVER OF BREACH. The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and shall not operate or be construed as a waiver of any subsequent breach by such other party.

         8. ENTIRE AGREEMENT: AMENDMENTS. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, agreements or understandings between the parties with respect thereto. This Agreement may not be changed, modified, amended or altered except by an agreement in writing referring expressly to this Agreement and signed by each of the parties hereto.

         9. HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         10. BINDING EFFECT. This Agreement shall bind and be enforceable by and against each of the parties in accordance with the terms hereof. This Agreement shall inure to the benefit of and be enforceable by and against their respective heirs and personal representatives, successors and assigns.

         11. GOVERNING LAW. This Agreement will be governed by, and construed and enforced in accordance with, the laws of Wisconsin, without giving effect to the provisions, policies or principles thereof relating to choice or conflicts of law.

         12. COUNTERPARTS; FACSIMILES.

         (a) This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

         (b) A duplicate or facsimile copy of this Agreement shall have the same full force and effect as an originally executed counterpart of this Agreement.

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         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                              HEARTLAND ADVISORS, INC.
                              on behalf of Heartland Value Fund, a series of Heartland Group, Inc.

                              By: /s/ Jilaine Hummel Bauer
                                 -----------------------------------------------
                                 Name: Jilaine Hummel Bauer
                                      ------------------------------------------
                                 Title: Senior Vice President
                                       -----------------------------------------

                              ManorCare Health Services, Inc.

                                  /s/ Geoffrey G. Meyers
                                 -----------------------------------------------
                              Signature
                                 Name: Geoffrey G. Meyers
                                Title: Executive Vice President,
                                       Chief Financial Officer

The undersigned hereby agrees to the terms of Section 1(c) of this Agreement:

                                            FIRSTAR BANK MILWAUKEE, N.A.



                              By: /s/ Marsha A. Croxton
                                 -----------------------------------------------
                                 Name: Marsha A. Croxton
                                      ------------------------------------------
                                 Title: Senior Vice President
                                       -----------------------------------------